Exhibit 4.2

Execution Version

STOCKHOLDER’S AGREEMENT

This STOCKHOLDER’S AGREEMENT (this “Agreement”), dated as of January 19, 2021 is entered into by and among Petco Health and Wellness Company, Inc., a Delaware corporation (the “Company”), and Scooby Aggregator, LP, a Delaware limited partnership (together with its Permitted Transferees (as defined below) who are assignees pursuant to Section 5.9 hereof, the “Principal Stockholder”).

RECITALS

WHEREAS, the Company has conducted an underwritten initial public offering (“IPO”) of shares of Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the closing of the IPO, the Company and the Principal Stockholder have entered into this Agreement to set forth certain understandings among themselves, including with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries Controls or is Controlled by, or is under common Control with, such specified Person. For purposes hereof, (a) the Company and its subsidiaries will not be deemed to be an Affiliate of the Principal Stockholder or any of its parent entities and (b) in no event shall any Affiliate of the Principal Stockholder, CVC, the CVC Funds or CPP Investments include any of their respective portfolio companies (as such term is commonly understood).

“Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” will have correlative meanings.

“Board” means the Board of Directors of the Company.

“Bylaws” means the Company’s bylaws, as they may be amended from time to time.

“Certificate of Incorporation” means the Company’s second amended and restated certificate of incorporation, as it may be amended from time to time.

“Change in Control” shall be deemed to have occurred if or upon:

(a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Principal Stockholder, CVC, CPP Investments and their respective Affiliates), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors generally;

(b) a merger or consolidation of the Company with any other corporation or other entity and, immediately after the consummation or as a result of such transaction, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger, or if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation, or if the surviving company is a subsidiary, the ultimate parent thereof;

(c) a sale of all or substantially all of the assets of the Company to another Person, other than such sale by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, except with respect to clause (b)(i) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the stockholders of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Class B-1 Common Stock” means the Class B-1 common stock, par value $0.001 per share, of the Company.

“Class B-2 Common Stock” means the Class B-2 common stock, par value $0.000001 per share, of the Company.

“Common Stock” means, collectively, Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CPP Investments” means Canada Pension Plan Investment Board, a Canadian company, and its Affiliates.

“CVC” means CVC Advisors (U.S) Inc. and its Affiliates and CVC Capital Partners SICAV-FIS S.A. and its direct and indirect subsidiaries.

“CVC Funds” means funds or vehicles advised or managed by CVC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to property (other than cash), the fair market value of such property as determined in good faith by the Board.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to shares of Common Stock or other securities entitled to vote with respect to such specified result, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (c) causing members of the Board (to the extent such members were designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (d) executing agreements and instruments and (e) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permitted Transferee” means (a) CPP Investments, CVC or any Affiliate of the Principal Stockholder, (b) any partner, shareholder or member of the Principal Stockholder (or any Affiliate of any such partner, shareholder or member), (c) any successor entity of the Principal Stockholder, (d) any Person established for the benefit of, and Beneficially Owned solely by, the Principal Stockholder or the direct or indirect owner(s) of the Principal Stockholder, and (e) CVC Funds.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import will be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and will have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute will include all rules and regulations promulgated thereunder, and references to any law or statute will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement will be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II

GOVERNANCE MATTERS

2.1 Board Designees.

(a) As of the closing of the IPO (the “Closing”), the Company shall take all Necessary Action, and, if applicable, the Principal Stockholder shall vote its shares, to cause the total number of directors constituting the Board to be fixed at ten directors, initially consisting of (i) Ronald Coughlin, Jr., the Company’s Chief Executive Officer and Chairman, (ii) six directors designated for nomination and election to the Board by the Principal Stockholder (each, a “Stockholder Designee”); and (iii) three “independent” directors, as defined by the rules of Nasdaq Global Select Market. Within 90 days of the Closing, the Company and the Principal Stockholder expect to increase the size of the Board to 11 directors and to appoint another “independent” director to fill the resultant vacancy.

The following six directors shall initially be deemed to be Stockholder Designees as of the Closing: Cameron Breitner, Nishad Chande, Christopher J. Stadler, Maximilian Biagosch, Jennifer Pereira and Mary Sullivan. The foregoing directors shall initially be divided into three classes of directors, each of whose members shall serve for staggered three-year terms, subject to the terms of the Certificate of Incorporation, as follows:

(i) the class I directors shall initially include: Maximilian Biagosch, Cameron Breitner, Ronald Coughlin and Sabrina Simmons;

(ii) the class II directors shall initially include: Christy Lake, Jennifer Pereira and Christopher Stadler; and

(iii) the class III directors shall initially include: Gary Briggs, Nishad Chande and Mary Sullivan.

(b) Until the Principal Stockholder has sold, in the aggregate, a number of shares of Class A Common Stock and Class B-1 Common Stock representing the percentages shown below of shares of Class A Common Stock and Class B-1 Common Stock Beneficially Owned, in the aggregate, by the Principal Stockholder upon the consummation of the IPO (as adjusted for stock splits, combinations, reclassifications and similar transactions), the Company shall take all Necessary Action, and, if applicable, the Principal Stockholder shall vote its shares, to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of Stockholder Designees that, if elected, will result in the number of Stockholder Designees serving on the Board that is shown below:

Percentage	Number of Directors (out of 11)
50% or less	6
More than 50% but less than or equal to 75%	4
More than 75% but less than or equal to 90%	2
More than 90%	0

The Company agrees that, in addition to the foregoing, to the fullest extent permitted by applicable law (including any applicable fiduciary duties), taking all Necessary Action to effectuate the above will include, among other things, (A) nominating and recommending each Stockholder Designee to be elected as a director and included in the slate of nominees in the class to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of stockholders, (B) recommending that stockholders vote in favor of any such Stockholder Designee, (C) soliciting proxies or consents in favor of each Stockholder Designee, and (D) without limiting the foregoing, otherwise using its best efforts to cause such nominees who are Stockholder Designees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director. For the avoidance of doubt, the rights granted to the Principal Stockholder to designate members of the Board are additive to, and not intended to limit in any way, the rights that the Principal Stockholder may have to nominate, elect or remove directors under the Certificate of Incorporation, the Bylaws or the Delaware General Corporation Law.

(c) At any time when the members of the Board are allocated among separate classes of directors, the Company shall take all Necessary Action, and, if applicable, the Principal Stockholder shall vote its shares, so that the Stockholder Designees will be the applicable class(es) of directors designated by the Principal Stockholder. If the size of the Board shall, with the Principal Stockholder’s prior written consent pursuant to Section 2.2 below, be increased, the Principal Stockholder shall have the right to designate a proportional number of persons for nomination and election to the Board (rounded up to the nearest whole, even number). For the avoidance of doubt, if the size of the Board shall, with the Principal Stockholder’s prior written consent pursuant to Section 2.2 below be decreased, the Principal Stockholder shall have the right to designate the same number of persons for nomination and election to the Board as set forth in Section 2.1(b) above.

(d) So long as the Principal Stockholder has the right to designate Stockholder Designees for nomination and election to the Board under Section 2.1(b) above, the Company shall take all Necessary Action, and, if applicable, the Principal Stockholder shall vote its shares, to cause the Board to include at least two (2) Stockholder Designees on each committee of the Board as designated by the Principal Stockholder (subject to any requirements, including independence requirements, for such committee members imposed by applicable law or by the applicable rules of any national securities exchange on which the Class A Common Stock may be listed or traded).

(e) Except as provided in Section 2.1(b) with respect to decreases in ownership of the Principal Stockholder, the Principal Stockholder shall have the exclusive right to (i) request the removal of one or more of its Stockholder Designees from the Board in accordance with the Certificate of Incorporation and the Bylaws, and the Company and the Principal Stockholder shall take all Necessary Action to cause the removal (whether for or without cause) of any such Stockholder Designee at the request of the Principal Stockholder and (ii) designate directors for nomination and election to the Board to fill vacancies (for the remainder of the then current term) created by reason of death, disability, removal or resignation or otherwise of its Stockholder Designees to the Board, and the Company and the Principal Stockholder shall take all Necessary Action to cause any such vacancies to be filled by replacement directors nominated by the Principal Stockholder as promptly as reasonably practicable.

(f) For the avoidance of doubt, the Company shall avail itself of all available “controlled company” exceptions to the corporate governance listing standards of any securities exchange on which shares of Class A Common Stock are listed, unless waived in writing by the Principal Stockholder.

(g) So long as the Principal Stockholder has the right to designate Stockholder Designees for nomination and election to the Board under Section 2.1(b) above, the Principal Stockholder shall have the right (but not obligation) to designate, and the Company shall take all Necessary Action to appoint, four non-voting representatives (the “Observers”) to attend and observe all meetings of the Board and any committees thereof. Until the Observer ceases to serve in such capacity, any such Observer shall, at the same time and in the same manner as provided to the directors of the Board, be entitled to (i) be given notice of all meetings (whether in person, telephonic or otherwise) of the Board, including all committee meetings; (ii) receive copies of all notices, agendas, consents, Board and committee minutes and other materials distributed to the Board and any committees thereof, whether provided to directors in advance or, during or after any meeting, regardless of whether the Observer shall be in attendance at the meeting; and (iii) participate in (but not vote on) all discussions conducted at Board and committee meetings; provided, however, that any Observer may be excluded from any meeting or portion thereof, and any such Observer need not be given such materials, if a majority of the members of the Board who are non-Stockholder Designees determine, upon advice of counsel, that (1) excluding such Observer or failing to give such materials to the Observer is necessary or advisable to (x) preserve attorney-client, work product or similar privilege, or (y) comply with the terms and conditions of confidentiality agreements with third parties or applicable law or (2) there exists, with respect to the subject of a meeting or the materials provided to the Board, an actual or potential conflict of interest between the Company, on the one hand, and such Observer or the Principal Stockholder, on the other hand. The Principal Stockholder shall be entitled to direct the replacement of any Observer for any reason and at any time by delivering notice in writing or by electronic transmission of such replacement to the Company, which such replacement shall take effect at the time specified in such notice.

(h) Except as may be required by applicable law or requested by any applicable governmental entity, each Stockholder Designee and Observer shall agree to maintain the confidentiality of all confidential information and shall not disclose any confidential information to any person or entity; provided that any such Stockholder Designee and Observer may disclose confidential information to representatives of the Principal Stockholder, CVC, CVC Funds or CPP Investments who have a reasonable need to know such information solely for the purpose of allowing them to monitor their investment in the Company.

(i) For the avoidance of doubt, for so long as any Stockholder Designees serve as directors of the Company and/or there are any Observers, (i) the Company shall take all Necessary Actions, and the Principal Stockholder shall vote its shares as to cause the Company, to provide each such Stockholder Designee and Observer, as applicable, with the rights to exculpation, indemnification and advancement of expenses that are not less favorable to any such Stockholder Designee and/or Observer, as applicable, than those it provides to any other non-employee directors serving on the Board, and (ii) each such Stockholder Designee and/or Observer, as applicable, shall be entitled to be reimbursed by the Company for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board and any committees thereof.

(j) For greater certainty, although the obligations set forth in this Agreement are binding upon the parties hereto and any failure to comply herewith will constitute a breach of this Agreement, this Section 2.1 does not amend the voting rights of any class of Common Stock set forth under the Certificate of Incorporation.

2.2 Consent Rights. So long as the Principal Stockholder Beneficially Owns at least 25% of the outstanding shares of Class A Common Stock and Class B-1 Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions), in addition to any vote required by law or the applicable governing documents, the Company shall not take, and shall take all Necessary Action to cause its subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), any of the following actions without the prior written consent of the Principal Stockholder, which consent may be withheld for any reason or no reason:

(a) liquidation, dissolution or winding up of the Company;

(b) any material change in the nature of the business or operations of the Company and its subsidiaries, taken as a whole, as of the date of this Agreement;

(c) hiring or terminating the Chief Executive Officer of the Company and his or her successors and, so long as the Principal Stockholder Beneficially Owns at least 50% of the outstanding shares of Class A Common Stock and Class B-1 Common Stock (as adjusted for stock splits, combinations, reclassifications and similar transactions), hiring or terminating any other executive officer of the Company and his or her successor;

(d) any mergers or other transaction that, if consummated, would constitute a Change in Control or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a Change in Control;

(e) entering into any agreement providing for the acquisition or divestiture of assets or Persons, in each such case, involving consideration payable or receivable by the Company or any of its subsidiaries in excess of $200 million in the aggregate in any single transaction or series of related transactions during any 12-month period;

(f) any incurrence by the Company or any of its subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) (i) in excess of $200 million in the aggregate in any single transaction or series of related transactions during any 12-month period, other than indebtedness incurred under an existing and previously approved revolving credit facility, or (ii) that would result in the Company’s Total Net Leverage Ratio (as such term or an analogous term is defined in the then-in-effect senior credit agreement of the Company or its subsidiary or, to the extent there is no such senior credit agreement then in effect or such term or an analogous term is not contained therein, any indenture of the Company or its subsidiary, including that indenture dated January 16, 2016, as amended) exceeding 4.00:1.00;

(g) any issuance or series of related issuances of equity securities by the Company or any of its subsidiaries, other than grants of equity securities under any equity compensation plan, including an employee stock purchase plan, approved by the Board or a committee thereof;

(h) any payment or declaration of any dividend or other distribution of any shares of Class A Common Stock or Class B-1 Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend of shares of Class A Common Stock or Class B-1 Common Stock;

(i) any increase or decrease in the size of (i) the Board from the number of directors set forth in Section 2.1(b) or (ii) the committees of the Board; and

(j) amendments to, or modification or repeal of, organizational documents (such as certificate of incorporation and bylaws of the Company or equivalent organizational documents of the Company’s subsidiaries) that adversely affect any of the Principal Stockholder, CVC or CPP Investments or their respective Affiliates.

ARTICLE III

COVENANTS

3.1 Certain Notices.

(a) The Company hereby acknowledges and agrees with and covenants to the Principal Stockholder, that unless otherwise agreed to by the Principal Stockholder in writing, the Company shall:

(i) not issue any shares of Class B-1 Common Stock or Class B-2 Common Stock as a dividend or distribution without providing the Principal Stockholder at least 30 days’ prior written notice of the Company’s intention to do so; and

(ii) promptly, upon becoming aware of any event, circumstance or proposed transaction that may result in the issuance of any shares of capital stock of the Company (or its successor) to the Principal Stockholder (whether as a result of any dividend, distribution, stock split, recapitalization, merger, combination or other transaction) (other than pursuant to a rights offering or other similar offering by the Company to the holders of Class A Common Stock generally), provide the Principal Stockholder prior written notice of any such event, circumstance or proposed transaction as far in advance of such issuance as reasonably practicable.

ARTICLE IV

EFFECTIVENESS AND TERMINATION

4.1 Effectiveness. Upon the closing of the IPO, this Agreement will thereupon be deemed to be effective. However, to the extent the closing of the IPO does not occur, the provisions of this Agreement will be without any force or effect.

4.2 Termination. This Agreement will terminate upon the earlier to occur of (a) the Principal Stockholder no longer having the right to designate an individual for nomination to the Board under this Agreement and (b) the delivery of written notice to the Company by the Principal Stockholder effecting the termination of this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as will be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. on a business day in the time zone of the receiving party, otherwise, on the next business day.

(a)	If to the Company, to:

Petco Health and Wellness Company, Inc.

10850 Via Frontera

San Diego, CA 92127

Attention: Chief Legal Officer

E-mail: Ilene.Eskenazi@PETCO.com

with a copy (not constituting notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Sean P. Griffiths

                  Andrew L. Fabens

E-mail: SGriffiths@gibsondunn.com

             AFabens@gibsondunn.com

(b)	If to the Principal Stockholder, to:

Scooby Aggregator, LP

c/o CVC

One Maritime Plaza, Suite 1610

San Francisco, CA 94111

Attention: Cameron Breitner

E-mail: cbreitner@cvc.com

and

Scooby Aggregator, LP

c/o CPP Investment Board

One Queen Street East, Suite 2500

Toronto, ON M5C 2W5

Canada

Attention: Jennifer Pereira

E-mail: jpereira@cppib.com

with a copy (not constituting notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Sean P. Griffiths

                  Andrew L. Fabens

E-mail: SGriffiths@gibsondunn.com

             AFabens@gibsondunn.com

and

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention: Heding Yang

E-mail: HYang@torys.com

5.2 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, taken together, will be considered one and the same agreement.

5.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

5.5 Further Assurances. Each party hereto will execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

5.6 Governing Law; Equitable Remedies. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

5.7 Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

5.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto (including any amendment providing for additional obligations hereunder of any party hereto), and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

5.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void; provided, however, that the Principal Stockholder shall be entitled to assign, in whole or in part, to any of its Permitted Transferees without such prior written consent any of its rights or obligations hereunder in connection with and upon a transfer of Common Stock from the Principal Stockholder to such Permitted Transferee.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

Petco Health and Wellness Company, Inc.

By:	/s/ Michael Nuzzo
Name:	Michael Nuzzo
Title:	Executive Vice President, Chief Financial and Operating Officer

Signature Page to Stockholder’s Agreement

PRINCIPAL STOCKHOLDER:

Scooby Aggregator, LP

By: Scooby Aggregator GP, LLC, its General Partner

By:	/s/ Cameron Breitner
Name:	Cameron Breitner
Title:	President

Signature Page to Stockholder’s Agreement